Southwest Gas Holdings, Inc. Reports Third Quarter 2026 Financial Results,
Reaffirms Full-Year 2026 Guidance
Delivered 8.0% Twelve-month-ended Utility ROE
Company Completes Nevada and California Rate Cases as Arizona Rate Case Progresses
Great Basin 2028 Expansion Project Remains on Track for 4Q CPCN Filing
LAS VEGAS – November 4, 2026 – Southwest Gas Holdings, Inc. (NYSE: SWX) (“Southwest Gas Holdings” or “Company”) today reported results for its third quarter and nine-months ended September 30, 2026. This earnings press release should be read in conjunction with the Form 10-Q and earnings slides, which are concurrently being posted at www.swgasholdings.com.
“Our strong results give us confidence that we are on track to achieve our full-year guidance. We achieved several important regulatory milestones, completing our Nevada and California rate cases, which resulted in approximately $80 million of combined annual revenue increases, reinforcing regulatory support for infrastructure investments and enhancing earnings visibility,” said Justin Brown, President and CEO of Southwest Gas Holdings. “In Arizona, Commission Staff has recommended $58 million of incremental annual revenue, a 9.75% return on equity and a transition to a formula-rate model. The hearing is scheduled for December and we continue to anticipate new rates becoming effective in April 2027.
“In addition, we advanced our Great Basin 2028 expansion project by filing key resource reports and a draft Fixing America's Surface Transportation Act (“FAST”) 41 application and remain focused on our commitment to project delivery by fourth quarter 2028. Together, these accomplishments demonstrate the disciplined execution of our strategy and position the company to deliver sustainable growth while maintaining our dedication to operational excellence.”
SOUTHWEST GAS HOLDINGS, INC. SUMMARY OPERATING RESULTS

Summary Financial Results	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands, except per share items)	2026	2025	2026	2025
Results of Consolidated Operations
Contribution to net income - natural gas distribution	$13,254	$6,343	$191,782	$194,931
Contribution to net income - corporate and administrative	(471)	(10,010)	1,497	(65,041)
Income (loss) from continuing operations, net of taxes	12,783	(3,667)	193,279	129,890
Income from discontinued operations, net of taxes (1)	—	266,301	—	206,460
Net income attributable to Southwest Gas Holdings	$12,783	$262,634	$193,279	$336,350
Non-GAAP adjustments to net income - natural gas distribution (2)	$1,937	$(823)	$2,079	$(12,792)
Adjusted net income - natural gas distribution	$15,191	$5,520	$193,861	$182,139
Non-GAAP adjustments to net income - continuing operations (2)	1,937	7,842	2,079	35,113
Adjusted net income - continuing operations	$14,720	$4,175	$195,358	$165,003
Consolidated earnings per diluted share	$0.18	$3.63	$2.66	$4.65
Consolidated earnings (loss) per diluted share from continuing operations	$0.18	$(0.05)	$2.66	$1.79
Non-GAAP adjustments - continuing operations (2)	0.02	0.11	0.03	0.49
Adj. consolidated earnings per diluted share from continuing operations	$0.20	$0.06	$2.69	$2.28
Weighted average diluted shares	72,823	72,405	72,686	72,265
(1) Including the impacts of noncontrolling interests. All items related to the disposition of Centuri Holdings, Inc. (“Centuri”) are included in discontinued operations.
(2) For a reconciliation of non-GAAP financial measures to their comparable GAAP measures, see the tables later in this press release.

Recent Operational and Financial Highlights
•Delivered strong quarter-over-quarter growth in earnings per share from continuing operations compared with the prior-year period, reflecting balance sheet improvement resulting in lower interest expense, constructive regulatory outcomes, continued infrastructure investment recovery, and disciplined operational execution;
•Maintained a highly flexible and well-capitalized balance sheet, ending the quarter with nearly $0.7 billion in available liquidity to support, among other items, organic growth initiatives and infrastructure investment programs;
•Southwest Gas Corporation (“Southwest Gas”, “Utility”, or “Natural Gas Distribution” segment) delivered Utility return on period-end equity of 8.0% and adjusted Utility return on period-end equity of 8.0% over the 12 months ended September 30, 2026;
•Southwest Gas received a final decision in the Nevada general rate case, with rates effective in October 2026, providing nearly $48 million of incremental annual revenue and supporting recovery of costs and investments made on behalf of customers. The decision maintained the Company’s 9.5% authorized return on equity and approved a 51.35% equity / 48.65% debt capital structure. Southwest Gas filed a petition for reconsideration related to approximately $50 million of Certification Plant that was deferred to be considered in a future proceeding;
•Southwest Gas concluded its California rate case, resulting in $32.6 million of incremental annual revenue. The California Public Utilities Commission approved the requested 50% equity and 50% debt capital structure with a 10% return on equity. The Automatic Trigger Mechanism adjustment factor was reduced from 50 bps to 20 bps based on interest-rate changes in Moody's A-rated Utility Bond Index. Rates for California were effective January 1, 2026;
•Year-to-date O&M remained relatively flat reflecting disciplined cost management across the business. Southwest Gas continues to target relatively flat O&M on a per customer basis;
•Invested nearly $806 million in infrastructure modernization and expansion during the first nine months of 2026 (on an accrual basis), including approximately $148 million toward the Great Basin 2028 expansion project, advancing a robust capital investment program designed to drive long-term rate base growth, system reliability, and shareholder value creation; and
•Southwest Gas achieved gross margin of $115.1 million and $571.1 million, and operating margin of $278.1 million and $1.1 billion, for the three and nine months ended September 30, 2026.
Great Basin 2028 Expansion Project Status
Preparation of the Federal Energy Regulatory Commission (“FERC”) application for a certificate of public convenience and necessity (“CPCN”) remains on track for filing by year-end. Recent progress includes filing key draft resource reports, submitting a draft FAST-41 application, conducting field surveys and public outreach, and advancing engineering and design.
Shippers have executed binding precedent agreements (“BPAs”) and posted surety supporting 1 billion cubic feet (“Bcf”) per day of contracted demand. Upon FERC approval of the CPCN, these shippers are required to execute Transportation Service Agreements with a minimum term of 20 years. Based on this contracted demand:
•Margin: The project’s estimated $2.3 billion investment is expected to generate approximately $270 million to $300 million of incremental annual margin beginning at the expected fourth quarter 2028 in-service date. Because the project is cost-of-service, the 1 Bcf per day already under contract fully supports this margin.
•Capacity: The 48-inch pipe design serves the contracted 1 Bcf per day and can accommodate nearly 2 Bcf per day with relatively modest additional investment depending on shipper specifications. Additional demand served within this design capacity is expected to lower the rate for all shippers subscribed to the 2028 Expansion Project.

Capital spending is expected to be approximately 15% in 2026, 25% in 2027 and 60% in 2028. Allowance for funds used during construction (“AFUDC”) is expected to accrue until the project is placed in service. The Company does not expect the updated project estimate to materially affect 2026 capital expenditure guidance, and it will update long-term guidance with its annual five-year plan in February 2027.
Demand beyond 2028: Continued economic growth in Northern Nevada has generated approximately 1.8 Bcf per day of additional non-binding expressions of interest for in-service dates from 2029 through 2035, which the Company is working to convert into BPAs. With added compression, the 48-inch pipeline can be expanded to approximately 4 Bcf per day. Contracted demand beyond the current design capacity could create future expansion and capital investment opportunities, subject to posted surety, regulatory approvals and construction schedules. These additional expressions of interest are not expected to affect the current FERC filing schedule.
Earnings Reconciliation Table
The table below provides a reconciliation of net income attributable to Southwest Gas Holdings for the three and nine months ended September 30, 2026, from the same period in 2025 (items are in millions and are before related income tax impact unless otherwise noted):

	Three Months		Nine Months
Net income attributable to Southwest Gas Holdings – September 30, 2025		$262.6		$336.4
Increase (decrease) in Southwest Gas net income:
Operating Margin(1)	3.8		44.5
Operations and maintenance expenses	(2.0)		(0.4)
Depreciation and amortization	(1.8)		(16.5)
Other income and deductions, net	(0.1)		(13.1)
Interest expense, net	4.9		4.6
Other (includes taxes other than income taxes)	(1.3)		(3.1)
Income tax benefit (expense)	3.4		(19.1)
Total increase (decrease) in Southwest Gas net income		6.9		(3.1)
Improvement in corporate and administrative results(2)		9.6		66.5
Increase in income from continuing operations		16.5		63.4
Decrease in gain from discontinued operations(3)		(266.3)		(206.5)
Net income attributable to Southwest Gas Holdings – September 30, 2026		$12.8		$193.3
Non-GAAP Adjustments - continuing operations(1)		1.9		2.1
Adjusted net income attributable to Southwest Gas Holdings from continuing operations – September 30, 2026		$14.7		$195.4
(1) For a reconciliation of non-GAAP financial measures to their comparable GAAP measures, see the tables later in this press release. Non-GAAP adjustments to three- and nine- months ended September 30, 2026 adjust for nonrecurring executive compensation.
(2) Corporate and Administrative improved from a net loss in the nine months ended September 30, 2025 to net income in the nine months ended September 30, 2026.
(3) Including the impacts of noncontrolling interests. All items related to the disposition of Centuri are included in discontinued operations.
Southwest Gas Holdings’ net income from continuing operations was $12.8 million for the three months ended September 30, 2026, and adjusted net income from continuing operations was $14.7 million for the three months ended September 30, 2026, representing a $16.5 million increase in net income from continuing operations when compared to the three months ended September 30, 2025 and a $10.5 million increase in adjusted net income from continuing operations when compared to the three months ended September 30, 2025.

Southwest Gas Holdings’ net income from continuing operations was $193.3 million for the nine months ended September 30, 2026, and adjusted net income from continuing operations was $195.4 million for the nine months ended September 30, 2026, representing a $63.4 million increase in net income from continuing operations when compared to the nine months ended September 30, 2025 and a $30.4 million increase in adjusted net income from continuing operations when compared to the nine months ended September 30, 2025.
Southwest Gas / Natural Gas Distribution - Third Quarter 2026
In the three months ended September 30, 2026, compared to the same period in 2025, the increase in net income of $6.9 million was primarily due to:
•$4.9 million lower Net interest deductions primarily due to lower over-collected purchased gas adjustment (“PGA”) balances for Nevada, lower net deferrals and recoveries associated with the Southern Nevada variable interest expense recovery (“VIER”) mechanism driven by a lower recovery rate in 2026 when compared to the same period in 2025, and higher capitalization of borrowing costs related to debt AFUDC;
•$3.8 million higher Operating margin primarily driven by updated rates that better align with Southwest Gas’ cost of service and capital investments across California adding approximately $3.2 million. Also, there was a $1.8 million increase in recovery on regulatory account balances, with a comparable increase in Depreciation and amortization expense in regulatory account balances, $1.6 million attributable to customer growth for Arizona and Nevada, and $1.5 million increase related to Arizona System Integrity Mechanism (“SIM”). Partially offsetting these increases were $3.9 million decrease attributable to nondecoupled billed margin across Arizona and Nevada, and $1.3 million decrease related to the Southern Nevada VIER mechanism, with a comparable decrease in Net interest deductions; and
•$3.4 million higher Income tax benefit primarily due to a $3.4 million higher deferred state income tax benefit recognized in the current year’s quarter related to a change in state apportionment rates when compared to the prior year’s quarter combined with higher amortization of excess accumulated deferred income taxes.
Partially offset by:
•$2.0 million higher Operations and maintenance expense primarily due to increases in employee-related labor costs of $2.7 million, inclusive of a one-time incentive award of $2.0 million that has been adjusted as a non-GAAP measure, and bad debt expense of $1.7 million. These increases were partially offset by lower net insurance cost of $2.1 million and lower leak survey and line locating expenses;
•$1.8 million, or 2%, higher Depreciation and amortization expense reflecting a $788.2 million, or 7%, increase in gas plant in service since the corresponding third quarter of 2025. The increase in plant was attributable to pipeline capacity reinforcement work, franchise requirements, scheduled pipe replacement activities, and new infrastructure. Also contributing to the increase was a $1.8 million higher amortization of regulatory account balances which is offset in Operating margin. This increase was partially offset by a $5.8 million cumulative adjustment related to certain regulatory assets;
•$1.3 million higher Taxes other than income taxes primarily due to an increase in property taxes in California and Nevada jurisdictions.

Southwest Gas / Natural Gas Distribution - Year-To-Date 2026
In the nine months ended September 30, 2026, compared to the same period in 2025, the decrease in net income of $3.1 million was primarily due to:
•$19.2 million higher Income tax expense due to an $8.6 million higher deferred state income tax benefit recognized in the prior year’s period related to a change in state apportionment rates when compared to the current year’s period. The increase was also driven by $5.1 million due to higher pre-tax income differences, $3.9 million due to lower amortization of excess accumulated deferred income taxes, and $2.1 million due to larger nondeductible executive compensation partially offset by $0.5 million due to other nontaxable and nondeductible items in the current period when compared to the prior year’s period;
•$16.5 million, or 7%, higher Depreciation and amortization expense reflecting a $788.2 million, or 7%, increase in gas plant in service since the corresponding period of 2025. The increase in plant was attributable to pipeline capacity reinforcement work, franchise requirements, scheduled pipe replacement activities, and new infrastructure. In addition, there was an increase of $7.8 million due to higher amortization related to regulatory account balances, which is offset in Operating margin. This increase was partially offset by a $5.8 million cumulative adjustment related to certain regulatory assets;
•$13.1 million lower Other income, which is net of other deductions, primarily driven by lower interest income earned on money market accounts of $8.0 million, lower net periodic benefit gain related to pension non-service components of $6.5 million, the absence of a prior year gain on the sale of certain miscellaneous assets of $1.6 million, and higher contributions to the Southwest Gas Foundation of $1.9 million primarily due to timing differences as the 2025 contribution was made in 2024. These decreases were partially offset by an increase in Equity AFUDC of $3.9 million related to the commencement of the Great Basin 2028 expansion project and $1.8 million higher COLI policies gains;
•$3.1 million higher taxes other than income taxes due primarily to increase in property taxes across all of Southwest Gas’ jurisdictions; and
•$0.4 million higher Operations and maintenance expense primarily due to increases in employee-related labor costs of $4.7 million, inclusive of a one-time incentive award of $2.1 million that has been adjusted as a non-GAAP measure. These increases were partially offset by lower insurance cost of $4.1 million.
Partially offset by:
•$44.5 million higher Operating margin primarily driven by updated rates that better align with Southwest Gas’ cost of service and capital investments in California and Arizona adding approximately $35.9 million, of which approximately $23.4 million was attributable to the revenue recognized in connection with final approval of the California general rate case and related cost of capital proceedings. Also, there was a $7.8 million increase related to recovery on regulatory account balances, with a comparable increase in Depreciation and amortization expense, $6.1 million attributable to customer growth for all territories, and $1.5 million increase related to Arizona SIM. Partially offsetting these increases was a $4.7 million decrease attributable to the absence of recovery in the current period, as recovery under the Vintage Steel Pipeline Program was concluded during the first quarter of 2025; and
•$4.6 million lower Net interest deductions primarily due to lower over-collected PGA balances for Nevada when compared to the same period in 2025. Also contributing to the decrease was higher capitalization of borrowing costs related to debt AFUDC.

Corporate and Administrative - Third Quarter 2026
In the three months ended September 30, 2026, net loss decreased by $9.6 million; the decrease was primarily due to:
•$8.4 million higher Income tax benefit compared to an Income tax expense in the same period in 2025 primarily due to an $8.7 million deferred state income tax expense recognized in the prior year’s quarter related to a change in state apportionment rates. The decrease was partially offset by lower pre-tax loss differences in the current quarter when compared to the prior year’s quarter; and
•$2.8 million lower Net interest deductions primarily driven by the repayment of the remaining $225.0 million term loan in the prior year’s quarter as well as the repayment of the previously outstanding balance on the revolving credit facility.
Partially offset by:
•$1.5 million lower Other income, which is net of other deductions, primarily driven by a decrease in interest income earned on money market accounts due to Southwest Gas Holdings investing in Southwest Gas for its capital plan.
Corporate and Administrative - Year-To-Date 2026
In the nine months ended September 30, 2026, net income improved by $66.5 million compared to a net loss in the same period in 2025; the improvement was primarily due to:
•$39.5 million lower Income tax expense due to a $47.9 million deferred state income tax expense recognized in the prior year’s period related to a change in state apportionment. The decrease was partially offset by higher pre-tax income differences in the current period when compared to the prior year’s period and changes to state net operating losses to reflect expected utilization;
•$21.1 million lower Net interest deductions primarily driven by the repayment of the $550.0 million term loan in the summer of 2025 as well as the decrease in the balance that was previously outstanding on the revolving credit facility; and
•$6.5 million higher Other income, which is net of other deductions, primarily driven by an increase in interest income earned on money market accounts.
Discontinued Operations - Third Quarter 2026
In the three months ended September 30, 2026, compared to the same period in 2025, the decrease in net gain of $266.3 million was primarily due to the gain recognized on the disposition of Centuri in the prior period and, to a lesser extent, the absence of its operating results in the current period.
Discontinued Operations - Year-To-Date 2026
In the nine months ended September 30, 2026, compared to the same period in 2025, the decrease in net gain of $206.5 million was primarily due to the gain recognized on the disposition of Centuri in the prior period and, to a lesser extent, the absence of its operating results in the current period.

Southwest Gas Holdings Guidance and Outlook:
The Company reaffirms its 2026 earnings guidance and all other 2026 and long-term guidance ranges, as follows:

(in millions, except percentages)	Reaffirmed Estimates[4]
2026 Adjusted earnings per share from continuing operations (1)	$4.17 - $4.32 / share
2026 Capital expenditures (2)	~$1.25 billion
2026 - 2030 Adjusted Earnings per share from continuing operations CAGR (2)	12.0% - 14.0%
2026- 2030 Capital expenditures (2)	$6.3 billion
2026 - 2030 Rate base CAGR (3)	9.5% - 11.5%
(1) We do not provide a reconciliation of forward-looking Non-GAAP Measures to the corresponding forward-looking GAAP measures due to our inability to project unexpected non-recurring charges. For more information, see the tables later in this press release.
(2) Includes approximately $30 million and $190 million for 2026 and 2026-2030, respectively, that would be recorded in Deferred charges and other assets.
(3) 2025 compound annual growth rate (“CAGR”) base year: adjusted 2025 earnings per share from continuing operations of $3.65 per share and 2025 rate base of $6.7 billion
(4) Long-term guidance metrics are based on $1.7 billion of incremental capital related to the Great Basin 2028 expansion project over the five-year period and do not reflect the updated $2.3 billion capital estimate
Conference Call and Webcast
Southwest Gas Holdings will host a conference call on Wednesday, November 4, 2026, at 11:00 a.m. ET to discuss its third quarter 2026 results. The associated press release and presentation slides are available at https://investors.swgasholdings.com.
The call will be webcast live on the Company's website at www.swgasholdings.com. The telephone dial-in numbers in the U.S. and Canada are toll free: (800) 836-8184 or international (646) 357-8785. The webcast will be archived on the Southwest Gas Holdings website.
About Southwest Gas Holdings
Southwest Gas Holdings, Inc., through its primary operating subsidiary Southwest Gas Corporation, engages in the business of purchasing, distributing and transporting natural gas. Southwest Gas Corporation is a dynamic energy company committed to exceeding the expectations of over 2 million customers throughout Arizona, Nevada, and California by providing safe, reliable, and affordable service while innovating sustainable energy solutions to fuel the growth in its communities.
Forward-Looking Statements: This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include, without limitation, statements regarding Southwest Gas Holdings and Southwest Gas and their expectations or intentions regarding the future and underlying assumptions. These forward-looking statements can often be identified by the use of words such as “will”, “predict”, “continue”, “forecast”, “expect”, “believe”, “anticipate”, “outlook”, “potential”, “could”, “target”, “project”, “intend”, “plan”, “seek”, “pursue”, “estimate”, “should”, “may” and “assume”, as well as variations of such words and similar expressions referring to the future, and include (without limitation) statements regarding expectations of continuing growth in 2026 and the future, 2026 guidance and outlook, including upcoming updates to long-term guidance, the expected timing, impact and outcome of recent and ongoing general rate cases or other regulatory proceedings, earnings per share, capital expenditure and rate base CAGR guidance, statements regarding the Great Basin 2028 expansion project, including projected demand, capacity, capital expenditures, the timing of the FERC CPCN application and approval, incremental margin, impacts and investment opportunity, and statements regarding converting expressions of interest for additional capacity associated with the Great Basin 2028 expansion project into additional contracted demand. In addition, the statements that are not historic constitute forward-looking statements. A number of important factors affecting the business and financial results of the Company and the Utility could cause actual results to differ materially from those stated in the forward-looking statements. These factors include, but are not limited to, the timing and amount of rate case filings, approvals and rate relief, changes in rate design, net customer growth rates, the effects of regulation/deregulation, tax reform and similar changes and related regulatory decisions, the potential for, and the impact of, a credit rating downgrade, future earnings trends, inflation, sufficiency of labor markets and similar resources, seasonal patterns, current and future litigation, regulatory approvals for the Great Basin 2028 Expansion Project along with capital construction costs, and the impacts of stock market volatility. In addition, the Company can provide no assurance that its discussions about future earnings per share from continuing operations or operating margin, operating income, COLI earnings, interest expense, and capital expenditures of the Company will occur. Likewise, the Company can provide no assurance regarding segment revenues, margin or growth rates, that projects expected to be undertaken with results as stated will occur, nor that interest expense patterns will transpire as expected. Factors that could cause actual results to differ also include (without limitation) those discussed under the heading “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Quantitative and Qualitative Disclosure about Market Risk” in Southwest Gas Holdings, Inc.’s most recent Annual Report on Form 10-K and in the Company’s, and Southwest Gas Corporation’s current and periodic reports, including its Quarterly Reports on Form 10-Q, filed from time to time with the Securities and Exchange Commission. The statements in this press release are made as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company does not assume any obligation to update the forward-looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future developments, or otherwise.
Non-GAAP Measures. This press release contains financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S. (“GAAP”). Non-GAAP measures include (i) Southwest Gas Holdings adjusted earnings (loss) per diluted share from continuing operations, (ii) Southwest Gas Holdings adjusted net income (loss) from continuing operations, (iii) Adjusted net income (loss) applicable to Corporate and administrative, and (iv) Natural Gas Distribution segment adjusted net income (loss) for the three and nine months ended September 30, 2026, and September 30, 2025. Also included in this press release, Natural Gas Distribution segment adjusted ROE for the twelve-months-ended September 30, 2026. Management uses these non-GAAP measures internally to evaluate performance and in making financial and operational decisions. Management believes that its presentation of these measures provides investors greater transparency with respect to its results of operations and that these measures are useful for a period-to-period comparison of results. Management also believes that providing these non-GAAP financial measures helps investors evaluate the Company’s operating performance, profitability, and business trends in a way that is consistent with how management evaluates such performance.
Management also uses the non-GAAP measure, operating margin, related to its natural gas distribution operations. Southwest Gas recognizes operating revenues from the distribution and transportation of natural gas (and related services) to customers. Gas cost is a tracked cost, which is passed through to customers without markup under purchased gas adjustment mechanisms, impacting revenues and net cost of gas sold on a dollar-for-dollar basis, thereby having no impact on Southwest Gas’ profitability. Therefore, management routinely uses operating margin, defined by management as regulated operations revenues less the net cost of gas sold, in its analysis of Southwest Gas’ financial performance. Operating margin also forms a basis for Southwest Gas’ various regulatory decoupling mechanisms. Management believes supplying information regarding operating margin provides investors and other interested parties with useful and relevant information to analyze Southwest Gas’ financial performance in a rate-regulated environment.
The tables included below provide a reconciliation for these non-GAAP measures.
We do not provide a reconciliation of forward-looking Non-GAAP measures to the most directly comparable GAAP measures because comparable GAAP measures are not reasonably accessible or reliable due to the inherent difficulty in forecasting and quantifying measures that would be necessary for a reconciliation. In particular, Southwest Gas Holdings cannot reasonably predict or quantify certain items that would be necessary for a reconciliation, including nonrecurring executive compensation and other unusual charges. These items are uncertain, depend on various factors outside the Company's control, and could have a material impact on GAAP measures.
Contacts

Investor and Analyst Contact	Media Contact

Will Batista	Sean Corbett
Director, Investor Relations, Sustainability & Stakeholder Engagement	Manager, Corporate Communications
Phone: (702) 364-3406	Phone: (702) 364-3310
will.batista@swgas.com	corpcomms@swgas.com

SOUTHWEST GAS HOLDINGS, INC. CONSOLIDATED EARNINGS RESULTS
(In thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Consolidated Operating Revenues	$298,183	$316,911	$1,241,456	$1,459,645

Net Income (Loss):
Continuing operations	$12,783	$(3,667)	$193,279	$129,890
Discontinued operations (1)	—	266,301	—	206,460
Net income applicable to Southwest Gas Holdings	$12,783	$262,634	$193,279	$336,350

Weighted Average Common Shares - Basic	72,565	72,209	72,508	72,104
Weighted Average Common Shares - Diluted	72,823	72,405	72,686	72,265

Basic earnings (loss) per share:
Continuing operations	$0.18	$(0.05)	$2.67	$1.80
Discontinued operations	—	3.69	—	2.86
Net earnings (loss) per share - basic	$0.18	$3.64	$2.67	$4.66

Diluted earnings (loss) per share:
Continuing operations	$0.18	$(0.05)	$2.66	$1.79
Discontinued operations	—	3.68	—	2.86
Net earnings (loss) per share - diluted	$0.18	$3.63	$2.66	$4.65

Reconciliation of Gross Margin to Operating Margin (non-GAAP measure)
Utility Gross Margin	$115,106	$118,141	$571,108	$546,006
Plus:
Operations and maintenance (excluding Admin & General) expense	82,058	77,012	245,445	242,538
Depreciation and amortization expense	80,900	79,073	258,188	241,703
Operating Margin	$278,064	$274,226	$1,074,741	$1,030,247
(1) Including the impacts of noncontrolling interests. All items related to the disposition of Centuri are included in discontinued operations.

Reconciliation of non-GAAP financial measure of Adjusted net income (loss), Adjusted diluted earnings (loss) per share, Adjusted net income (loss) applicable to Corporate and administrative, and Adjusted Natural Gas Distribution ROE and their comparable GAAP measure of Net income (loss), Diluted earnings (loss) per share is presented below, Net loss - Corporate and administrative and Natural Gas Distribution ROE. Amounts in thousands, except per share amounts and percentages.

	Three Months Ended September 30,		Nine Months Ended September 30,		Twelve Months Ended September 30,
	2026	2025	2026	2025	2026
Reconciliation of Net income (loss) to non-GAAP measure of Adjusted net income (loss)
Net income applicable to Natural Gas Distribution (GAAP)	$13,254	$6,343	$191,782	$194,931	$297,159
Plus:
State income tax apportionment associated with certain one-time events (1)	—	(823)	—	(12,792)	(3,570)
Non-recurring executive compensation	1,978	—	2,120	—	2,120
Income tax effect of adjustment above	(41)	—	(41)	—	(41)
Adjusted net income applicable to Natural Gas Distribution	$15,191	$5,520	$193,861	$182,139	$295,668

Natural Gas Distribution Average Equity (GAAP) (2)					$3,699,176
Natural Gas Distribution Return on Equity (GAAP)					8.0%
Adjusted Natural Gas Distribution Average Equity (2)					$3,693,345
Adjusted Natural Gas Distribution Return on Equity					8.0%

Net income (loss) - Corporate and administrative (GAAP)	$(471)	$(10,010)	$1,497	$(65,041)
Plus:
State income tax apportionment associated with certain one-time events (1)	—	8,665	—	47,905
Adjusted net income (loss) applicable to Corporate and administrative	$(471)	$(1,345)	$1,497	$(17,136)

Net income (loss) from continuing operations, net of taxes (GAAP)	$12,783	$(3,667)	$193,279	$129,890
Plus:
State income tax apportionment associated with certain one-time events (1)	—	7,842	—	35,113
Non-recurring executive compensation	1,978	—	2,120	—
Income tax effect of adjustment above	(41)	—	(41)	—
Adjusted net income applicable to Southwest Gas Holdings	$14,720	$4,175	$195,358	$165,003

Weighted average shares - diluted	72,823	72,405	72,686	72,265

Earnings (loss) per share from continuing operations:
Diluted earnings (loss) per share	$0.18	$(0.05)	$2.66	$1.79
Adjusted consolidated earnings per diluted share	$0.20	$0.06	$2.69	$2.28
(1) Represents the non-recurring impact of remeasuring state deferred taxes, primarily related to the tax deconsolidation of Centuri and the inclusion of the 2028 Great Basin expansion project.
(2) Natural Gas Distribution Equity represents a trailing five quarter average.

FINANCIAL STATISTICS
Market value to book value per share at quarter end		144%
Twelve months to date return on equity	-- gas segment	8.0%
Twelve months to date adjusted return on equity (1)	-- gas segment	8.0%
Common stock dividend yield at quarter end		3.1%
Customer to employee ratio at quarter end (gas segment)		956 to 1
(1) For a reconciliation of non-GAAP financial measures to their comparable GAAP measures, see the tables earlier in this press release.

GAS DISTRIBUTION SEGMENT
	Authorized Rate Base (In thousands)	Authorized Rate of Return	Authorized Return on Common Equity
Rate Jurisdiction
Arizona (1)	$3,175,484	7.03%	9.84%
Southern Nevada (2)	1,780,757	7.02	9.50
Northern Nevada (3)	227,060	7.01	9.50
Southern California (4)	462,390	7.07	10.00
Northern California (4)	138,773	7.17	10.00
South Lake Tahoe (4)	112,590	7.17	10.00
Great Basin Gas Transmission Company (5)	190,988	8.17	11.95
Total/Weighted Average	$6,088,042	7.07%	9.81%
(1) Effective March 2025.
(2) Effective July 2025. The October 14, 2026, decision in the Company’s 2026 rate case was implemented in 4Q.
(3) Effective April 2024.The October 14, 2026, decision in the Company’s 2026 rate case was implemented in 4Q.
(4) Effective January 2026.
(5) Estimated amounts based on 2024 rate case settlement.

SYSTEM THROUGHPUT BY CUSTOMER CLASS	Nine Months Ended September 30,
(In dekatherms)	2026	2025
Residential	47,545,639	56,738,429
Small commercial	22,337,767	24,717,055
Large commercial	8,382,970	8,364,202
Industrial / Other	3,678,732	3,919,499
Transportation	73,349,098	66,068,005
Total system throughput	155,294,206	159,807,190